CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form N-14 under the Securities Act of 1933, of our report dated December 18, 2015 relating to the financial statements and financial highlights of the Madison Investors Fund and Madison Large Cap Growth Fund, two of the series of Madison Funds, appearing in the Annual Report on Form N-CSR of Madison Funds for the years ended October 31, 2015, and to the reference to us under the heading “Financial Highlights” in the Combined Prospectus/Information Statement, which is part of such Registration Statement.
Chicago, IL
January 5, 2016